Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of April 25, 2012, among INTELSAT JACKSON HOLDINGS S.A., a société anonyme existing under the laws of Luxembourg (the “Issuer”), INTELSAT SUBSIDIARY (GIBRALTAR) LIMITED and INTELSAT NEW DAWN (GIBRALTAR) LIMITED, each a company incorporated under the laws of Gibraltar (together, the “New Guarantors”) and each a subsidiary of the Issuer, and Wells Fargo Bank, National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Issuer and the existing Guarantors have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of September 30, 2010, providing for the issuance of the Issuer’s 7 1/4% Senior Notes due 2020 (the “Notes”), initially in the aggregate principal amount of $1,000,000,000;

WHEREAS, Section 4.11 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein;

WHEREAS, the New Guarantors desire to execute and deliver to the Trustee this Fourth Supplemental Indenture pursuant to which the New Guarantors shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein.

WHEREAS, the Indenture provides that in connection with this Fourth Supplemental Indenture, the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, and such Officers’ Certificate and Opinion of Counsel have been delivered to the Trustee on the date hereof; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Fourth Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Fourth Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the terms “Holders” in this Fourth Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Fourth Supplemental Indenture refer to this Fourth Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. Each of the New Guarantors hereby agrees, jointly and severally with all existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes applying to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 11.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND FOR THE AVOIDANCE OF DOUBT, THE APPLICABILITY OF ARTICLE 86 TO 94-8 OF THE AMENDED LUXEMBOURG LAW ON COMMERCIAL COMPANIES SHALL BE EXECUTED.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

INTELSAT JACKSON HOLDINGS S.A.

By:	/s/ Phillip L. Spector
	Name:	Phillip L. Spector
	Title:	Deputy Chairman and Assistant Secretary

EXECUTED as a deed by INTELSAT SUBSIDIARY (GIBRALTAR) LIMITED acting by:

By:	/s/ Louis B. Triay
	Name:	Louis B. Triay
	Title:	Director

By:	/s/ Tristan Cano
	Name:	Tristan Cano
	Title:	Director

EXECUTED as a deed by INTELSAT NEW DAWN (GIBRALTAR) LIMITED acting by:

By:	/s/ Louis B. Triay
	Name:	Louis B. Triay
	Title:	Director

By:	/s/ Tristan Cano
	Name:	Tristan Cano
	Title:	Director

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Martin Reed
	Name:	Martin Reed
	Title:	Vice President